NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	Senior Vice President and CFO	John C. Rickel	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors	Russell A. Johnson	(713) 513-9515

AT Pierpont Communications:	Media	Clint L. Woods	(713) 429-6419

FOR IMMEDIATE RELEASE
THURSDAY, NOV. 30, 2006

GROUP 1 AUTOMOTIVE ANNOUNCES CORPORATE EXECUTIVE PROMOTIONS

Corporate Controller and Information Systems Directors Named Vice Presidents

HOUSTON, Nov. 30, 2006 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced the promotions of Lance A. Parker to vice president and corporate controller and James R. Druzbik to vice president of information systems. Both promotions are effective immediately.

“We are fortunate to have leaders with Lance’s and James’ experience and ability in these important roles and this continues to demonstrate the quality of internal talent that we have here at Group 1,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “They collectively have some 30 years of relevant experience and both have been significant contributors to the Group 1 team for a number of years.”

Parker’s promotion to vice president and corporate controller follows roles as director and corporate controller and director of corporate compliance. Before joining Group 1 in 2004, Parker served as controller of AdPlex-Rhodes and worked in public accounting for 10 years. He is a graduate of Stephen F. Austin State University and a certified public accountant.

Druzbik’s promotion to vice president of information systems follows positions as director of information systems and e-commerce manager. Before joining Group 1 in 1999, Druzbik served in various management, sales, operating and information systems roles with both Dealer Solutions and Beck & Masten Pontiac/GMC. He earned a bachelors degree from The University of Houston.

About Group 1 Automotive, Inc.
Group 1 owns 101 automotive dealerships comprised of 143 franchises, 33 brands and 30 collision service centers in Alabama, California, Florida, Georgia, Louisiana, Massachusetts, Mississippi, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.